EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-127737) on Form S-8 of BankFinancial Corporation of our report dated June 2, 2021, with respect to the statement of net assets available for benefits of the BankFinancial and Subsidiaries Assoc. Investment Plan as of December 31, 2020, which report appears in the December 31, 2021, annual report on Form 11-K of BankFinancial and Subsidiaries Assoc. Investment Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 27, 2022